exhibit k

Transfer Agency and Service Agreement

Between

Each of the Invesco Closed-End Investment Companies

Listed on Schedule A Attached Hereto

and

Computershare Trust Company, N.A.

and

Computershare Inc.

THIS TRANSFER AGENCY AND SERVICE AGREEMENT, effective as of October 1, 2016 (“Effective Date”), is by and between each of the Invesco closed-end investment companies listed on Schedule A attached hereto, as may be amended from time to time (“Schedule A”) (each such investment company, a “Fund”), and Computershare Inc., a Delaware corporation (“Computershare”), and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Agent”), each having a principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021.

WHEREAS, Fund desires to appoint Trust Company as its sole transfer agent and registrar for the Shares, and administrator of any dividend reinvestment plan or direct stock purchase plan for Fund, and Computershare as processor of all payments received or made by Fund under this Agreement, as of the commencement date indicated for such Fund in Schedule A (“Commencement Date”);

WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

1.1 “Account” means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2 “Agreement” means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 “Confidential Information” means any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

1.4 “DSPP” means direct stock purchase plan.

1.5 “Plans” means any dividend reinvestment plan, DSPP, or other investment programs administered by Trust Company for Fund relating to the Shares, whether as of the Effective Date or at any time during the term of this Agreement.

1.6 “Services” means all services performed or made available by Agent pursuant to this Agreement.

1.7 “Share” means, with respect to each Fund, shares of each class indicated for such Fund in Exhibit A, authorized by Fund’s Agreement and Declaration of Trust, and other classes of Fund’s shares to be designated by Fund in writing and which Agent agrees to service under this Agreement.

1.8 “Shareholder” means a holder of record of Shares.

1.9 “Shareholder Data” means all information maintained on the records database of Agent concerning Shareholders.

2. APPOINTMENT OF AGENT.

2.1 Appointments. Fund appoints Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Fund under this Agreement, all as of the Commencement Date, and Trust Company and Computershare accept the respective appointments.

2.2 Documents. In connection with the appointments herein, Fund has provided or will provide the following appointment and corporate authority documents to Agent:

(a)	Board resolution appointing Trust Company as the transfer agent;

(b)	If applicable, specimens of all forms of outstanding Share certificates, in forms approved by the Board of Directors of Fund, with a certificate of the Secretary of Fund as to such approval;

(c)	Board resolution and/or certificate of incumbency designating officers or other designated persons of Fund authorized to sign written instructions and requests and, if applicable, Share certificates, in connection with this Agreement (each an “Authorized Person”);

(d)	An opinion of counsel for Fund addressed to both Trust Company and Computershare stating that:

(i)	Fund is validly existing and in good standing under the laws of its state of organization;

(ii)	All Shares issued and outstanding on the date hereof were issued as part of an offering that was registered under the Securities Act of 1933, as amended (“1933 Act”) and any other applicable federal or state statute or that was exempt from such registration;

(iii)	All Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and non- assessable; and

(iv)	The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Fund and is valid and effective.

(e)	A certificate of Fund as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options;

(f)	A completed Internal Revenue Service Form 2678; and

(g)	A completed Form W-8 or W-9, as applicable.

In addition, upon any future original issuance of Shares for which Agent will act as transfer agent hereunder, Fund shall deliver an opinion of counsel for Fund addressed to both Trust Company and Computershare stating that such Shares (i) have been issued as part of an offering that was registered under the 1933 Act and any other applicable federal or state statute, or that was exempt from such registration, and (ii) are duly authorized, validly issued, fully paid and non-assessable.

2.3 Records. Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents which have been employed by Fund or any of its agents and which are certified to be true, authentic and complete. Agent shall keep records relating to the Services, in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry. Agent agrees that all such records prepared or maintained by it relating to the Services are the property of Fund and will be preserved, maintained and made available in accordance with the requirements of law and Agent’s records management policy, and will be surrendered promptly to Fund in accordance with its request subject to applicable law and Agent’s records management policy.

2.4 Shares. Fund shall, if applicable, inform Agent as soon as possible in advance as to: (a) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share of any legend restricting the transfer of such Shares (which may be subject, in the case of removal of any such legend, to delivery of such legal opinion in form and substance acceptable to Agent), or the substitution for such Share of a Share without such legend; (b) any authorized but unissued Shares reserved for specific purposes; (c) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (d) reserved Shares subject to option and the details of such reservation; (e) any Share split or Share dividend; (f) any other relevant event or special instructions which may affect the Shares; and (g) any bankruptcy, insolvency or other proceeding regarding a Fund affecting the enforcement of creditors’ rights.

2.5 Share Certificates. If applicable, Fund shall provide Agent with (i) documentation required to print on demand Share certificates, or (ii) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6 Fund Responsibility. Fund shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

2.7 Scope of Agency.

(a)	Agent shall act solely as agent for Fund under this Agreement and owes no duties hereunder to any other person. Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Agent.

(b)	Agent may rely upon, and shall be protected in acting or refraining from acting in good faith reliance upon, (i) any communication from Fund, any predecessor transfer agent or co-transfer agent or any registrar (other than Agent), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed in good faith by Agent to be genuine and to have been signed or given by the proper party or parties; (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iv) any instructions received through Direct Registration System/Profile. In addition, Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c)	From time to time, Fund may provide Agent with instructions concerning the Services. Further, Agent may apply to any Authorized Person for instruction, and may consult with legal counsel for Agent or Fund with respect to any matter arising in connection with the Services. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Fund under Section 9.2 of this Agreement for any action taken or omitted by Agent in good faith reliance upon any Fund instructions or upon the advice or opinion of such counsel. Fund shall promptly provide Agent with an updated board resolution and/or certificate of incumbency regarding any change of authority for any Authorized Person. Agent shall not be held to have notice of any change of authority of any Authorized Person, until receipt of written notice thereof from Fund.

(d)	Compliance with Laws. Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

2.8 Additional Funds. To the extent that a Fund is added to Schedule A after the Effective Date, such Fund is a Fund for all purposes of this Agreement and is bound by all terms and conditions and provisions of this Agreement, including, without limitation, the representations and warranties of Funds set forth herein.

2.9 Amendment to Schedule A. The parties agree to amend Exhibit A to reflect the most updated information regarding Funds and Shares relevant to this Agreement. The parties agree that notwithstanding Section 15.4 of this Agreement, Schedule A may be amended without an executed written amendment if an Authorized Person delivers by email to Agent’s Relationship Manager a copy of an amended and restated Schedule A, dated as of the date such amended and restated Schedule A is intended to be effective, and a member of Agent’s Relationship Management team acknowledges in a responding email that the amended and restated Schedule A has been received. To the extent Schedule A is amended to add a Fund, Fund must provide Agent with the documents listed in Section 2.2 of this Agreement in relation to such Fund on a timeline mutually agreed by the parties.

2.10 Rule 38a-1 Compliance Program. Agent will maintain written policies and procedures reasonably designed to prevent violations-of the Federal Securities Laws, as that term is defined in Rule 38a-1, adopted by the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (“Rule 38a-1”) with respect to the Services. On a quarterly basis, Agent will provide to Fund a certification in connection with Rule 38a-1. Upon Fund’s request, Agent will provide Fund with a summary of its policies and procedures in connection with Fund’s compliance with Rule 38a-1 and will provide such explanations of its policies and procedures as Fund may reasonably request. To the extent Agent makes any material changes to its written policies and procedures in order to address changing regulatory and industry developments that would impact Fund’s compliance with Rule 38a-1, Agent will notify Fund of any such changes in a timely manner.

2.11 Anti-Money Laundering; Office of Foreign Asset Control. Agent will comply with any laws or regulations relating to anti-money laundering applicable to Agent with respect to Fund’s Shareholders, including compliance with Office of Foreign Asset Control laws or regulations, currency transaction reporting laws and regulations and suspicious activity reporting and recordkeeping requirements, by adopting appropriate compliance policies, procedures, and internal controls.

3. STANDARD SERVICES.

3.1 Share Services. Agent shall perform the Services set forth in the Fee and Service Schedule (“Fee and Service Schedule”) attached hereto and incorporated herein. Further, Agent shall issue and record Shares as authorized, hold Shares in the appropriate Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2 Replacement Shares. Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Agent of an open penalty surety bond satisfactory to it and holding it and Fund harmless, absent notice to Agent that such certificates have been acquired by a bona fide purchaser. Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity. Agent may, at its sole option, accept indemnification from Fund to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond. Agent shall charge Shareholders an administrative fee for replacement of lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. Agent may receive compensation, including in the form of surety premiums, for administrative services provided in connection with surety programs offered to Shareholders.

3.3 Internet Services. Agent shall make available to Fund and Shareholders, through its web sites, including but not limited to www.computershare.com (collectively, “Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Agent provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.4 Proprietary Information. Fund agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Fund by Agent as part of the Services are under the control and ownership of Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). Shareholder Data is not Proprietary Information. Fund agrees that Proprietary Information is of substantial value to Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 11 of this Agreement. Fund shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

3.5 Third Party Content. Agent may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Agent by certain third parties who may assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Fund agrees and acknowledges that Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

3.6 Lost Shareholders. Agent shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (“1934 Act”), without charge to the Shareholder. If a new address is so obtained in a database search for a lost Shareholder, Agent shall conduct a verification mailing and update its records for such Shareholder accordingly.

4. PLAN SERVICES.

4.1 Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by Fund, and certain other services that Trust Company may subcontract to Computershare as permitted by applicable law (e.g., ministerial services).

4.2 Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

5. COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.

5.1 Declaration of Dividends. Upon receipt of written notice from an Authorized Person declaring the payment of a dividend, Computershare shall disburse such dividend payments to Shareholders provided that Fund furnishes Computershare with sufficient funds one day in advance of the applicable payable date. The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Fund to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

5.2 Stop Payments. Fund hereby authorizes Computershare to stop payment of checks issued in payment of sales proceeds and of dividends, if applicable, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Fund shall indemnify Agent against any loss or damage resulting from reissuance of the checks.

5.3 Tax Withholding. Fund hereby authorizes Computershare to deduct from all payments of sales proceeds and of dividends declared by Fund and disbursed by Computershare to Shareholders, if applicable, the tax required to be withheld pursuant to Sections 1441, 1442, 1445, 1471 through 1474, and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary returns and payment of such tax to the relevant taxing authority. Fund will provide withholding and reporting instructions to Computershare from time to time as relevant, and upon request of Computershare.

5.4 Plan Payments. If applicable, Fund hereby authorizes Computershare to receive all payments made to Fund (i.e., optional cash purchases) or Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to Fund. For optional cash purchases, in the event funds are unavailable for any reason (including, without limitation, due to a rejection or reversal of the payment), Computershare shall sell the Shares purchased and any gain thereon shall accrue to Computershare.

5.5 Bank Accounts. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Monies”) shall be held by Computershare as agent for Fund and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Fund. Until paid pursuant to this Agreement, Computershare may hold or invest the Monies through such accounts in: (a) obligations of, or guaranteed by, the United States of America; (b) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively; (c) AAA rated constant NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940; or (d) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Monies that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to Fund, any Shareholder or any other party.

6. ADDITIONAL SERVICES. To the extent that Fund elects to engage any entity other than Agent (“Vendor”) to provide any additional services (e.g., plans, restricted stock, corporate actions, etc.), Fund shall give Agent or its affiliates an opportunity to bid on such services upon the same terms and conditions as Vendor.

7. FEES AND EXPENSES.

7.1 Fee and Service Schedules. Fund agrees to pay Agent the fees and expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule. At least sixty (60) days before the expiration of the Initial Term (as defined below) or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a new fee schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

7.2 Out-of-Balance Conditions. If any out-of-balance condition caused by Fund or any of its prior agents arises during any term of this Agreement, Fund will, promptly upon Agent’s request, provide Agent with funds or Shares sufficient to resolve the out-of-balance condition.

7.3 Invoices. Fund agrees to pay all fees and expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, Fund must promptly notify Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute. Fund shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

7.4 Late Payments.

(a)	If any undisputed amount in an invoice of Agent is not paid within 30 days after the date of such invoice, Agent may charge Fund interest thereon (from the due date to the date of payment) at a monthly rate equal to one and a half percent (1.5%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b)	The failure by Fund to (i) pay the undisputed portion of an invoice within 90 days after the date of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach of this Agreement by Fund. Notwithstanding terms to the contrary in Section 12.2 below, Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide Fund with 30 days to cure such breach.

7.5 Transaction Taxes. Fund is responsible for all taxes, levies, duties, and assessments levied on Services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Fund for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of Services. Fund shall pay such Transaction Taxes according to the terms in Section 7.3. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Fund. To the extent that Fund provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Fund, invoices issued for Services provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to Services.

8. REPRESENTATIONS AND WARRANTIES.

8.1 Agent. Agent represents and warrants to Fund that:

(a)	Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

8.2 Fund. Each Fund represents and warrants to Agent that:

(a)	Governance. It is a statutory corporation or trust duly organized, validly existing and in good standing under its state of incorporation, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Fund has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Fund enforceable against Fund in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Fund is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Fund, (iii) Fund’s charter documents or by-laws, (iv) any material agreement to which Fund is a party, or (v) any applicable stock exchange rules;

(c)	Securities Laws. Registration statements under the 1933 Act and the 1934 Act have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; Fund will immediately notify Agent of any information to the contrary;

(d)	Shares. The Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable; and

(e)	Facsimile Signatures. The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Fund and is valid and effective.

9. INDEMNIFICATION AND LIMITATION OF LIABILITY.

9.1 Agent Indemnity and Liability. Agent shall indemnify and hold Company harmless from and against, and Company shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) to the extent determined by a court of competent jurisdiction to be a result of Agent’s gross negligence or willful misconduct; provided that any such liability of Agent will be limited in the aggregate to the ongoing account management fees paid hereunder by

Company to Agent during the twelve (12) months immediately preceding the event for which recovery from Agent is being sought.

9.2 Company Indemnity. Fund shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all Losses arising out of or attributable to Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent as set forth in Section 9.1 above.

10. DAMAGES. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

11. CONFIDENTIALITY.

11.1 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 11.

11.2 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for Shareholder records pursuant to subpoenas from state or federal government authorities (e.g., probate, divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

11.3 Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 11, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

11.4 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 11.

12. TERM AND TERMINATION.

12.1 Term. The initial term of this Agreement shall be five (5) years from the Effective Date (“Initial Term”) unless terminated pursuant to the provisions of this Section 12. This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.

12.2 Termination for Cause. This Agreement may be terminated at any time by any party (i) upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within thirty (30) days after receipt of written notice thereof from the terminating party or (ii) if any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against any other party, such other party shall become insolvent or shall cease paying its obligations as they become due or such other party shall make any assignment for the benefit of its creditors.

12.3 Fees and Expenses. Upon termination (including liquidation) or expiration of this Agreement for any reason, including any termination of this Agreement with respect to any Fund, Fund shall pay to Agent on or before the effective date of such termination or expiration (a) all fees and expenses due and payable to Agent up to and including the date of such termination or expiration, and (b) in connection with the movement of records, materials, and services to Fund or the successor agent, (i) all reasonable expenses and (ii) a conversion fee in an amount equal to 10% of the aggregate fees (not including expenses) incurred by Fund during the immediately preceding twelve (12) month period, for the standard conversion services listed on the attached Schedule B to this Agreement; provided, however, the fee under this Section 12.3(b)(ii) shall in no event be less than $5,000.00. In the event any of the extended conversion services listed on Schedule B are requested by Fund, the fee for each extended conversion service will be $2,500.00.

12.4 Early Termination. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated prior to the expiration of the then-current term (a) by Fund for any reason other than (i) pursuant to Section 12.2 above, or (ii) Fund’s acquisition or merger or (b) by Agent pursuant to Section 12.2 above, then, in addition to the payments required in Section 12.3 above, Fund shall pay to Agent all fees accelerated through the end of, and including all months that would have remained in, the then-current term at the time of termination, up to a maximum of six (6) months fees. Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date. If Fund does not provide notice of early termination within the time period referenced in Section 12.1 above, Agent shall make a good faith effort, but cannot guarantee, to convert Fund’s records on the date requested by Fund.

13. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Fund or Agent without the written consent of the other, such consent not to be unreasonably withheld; provided, however, that Agent may, without further consent of Fund, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

14. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

14.1 Subcontractors. Agent may, without further consent of Fund, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g., lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions under this Agreement. Agent agrees that, upon Company’s request, it will identify to Company the name of such subcontractor and the nature of its duties; provided, however, that Agent’s response shall be limited to those unaffiliated entities that Agent considers critical to its business and that have access to Shareholder Data.

14.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 14.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such company, Agent exercised due care in selecting the same.

15. MISCELLANEOUS.

15.1 Notices. Any notice or communication by Agent or Fund to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address:

If to Fund:                     Invesco Closed End Funds

11 Greenway Plaza, Suite 2500 Houston, Texas 77046 Attn: William Galvin

If to Agent:	Computershare Trust Company, N.A.
250 Royall Street Canton, MA 02021 Attn: General Counsel

15.2 No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

15.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of Fund or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

15.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Fund.

15.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.6 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at Fund’s expense, to resolve any foreign law issues that may arise as a result of Fund or any other party being subject to the laws or regulations of any foreign jurisdiction.

15.7 Force Majeure. Notwithstanding anything to the contrary contained herein, Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

15.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Fund and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

15.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

15.10 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

15.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

15.13 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.14 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.

Computershare Inc. and Computershare Trust Company, N. A. On Behalf of Both Entities:		On behalf of each of the Invesco closed-end investment companies listed on Schedule A hereto

By:	/s/ Dennis V. Moccia	By:	/s/ John M. Zerr
Name: Dennis V. Moccia		Name: John M. Zerr
Title: Manager, Contract Administration		Title:	Senior Vice President

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]

Schedule A

Funds and Classes

FUND	CLASSES	COMMENCEMENT DATE	DIVIDEND FREQUENCY
Invesco Insured Municipal Income Trust	Common		Monthly
Invesco Quality Municipal Income Trust	Common		Monthly
Invesco Municipal Income Opportunities Trust	Common		Monthly
Invesco Bond Fund	Common		Monthly
Invesco CA Value Muni Inc Trust	Common		Monthly
Invesco Trust for Inv Grade Muni	Common		Monthly
Invesco Adv Muni Inc Trust II	Common		Monthly
Invesco Municipal Trust	Common		Monthly
Invesco High Inc Trust II	Common		Monthly
Invesco Muni Opportunity Trust	Common		Monthly
Invesco PA Value Muni Inc Trust	Common		Monthly
Invesco Dynamic Credit Oppt. Fund	Common		Monthly
Invesco Trust Inv Grade NY Muni	Common		Monthly
Invesco Senior Income Trust	Common		Monthly

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Schedule B

Standard and Extended Conversion Services – Per Fund

Termination Phase	Standard Services. $5,000.00 Minimum Fee Per Termination	Extended Services. $2,500.00 for each of the individual Services listed below.
Test of Conversion Services	• Not applicable

•       Test full audit extracts files (which are either transmitted to the agent or copied on to a protected CD); test Full Registered List, all classes Opened and/or Closed (includes all Shareholder details. Control totals & codes sent w/extracts)

• Test separate exchange lists for each class

• Test certificate stop list

• Test certificate legend list

• Test RPO Accounts

• Test full transactions lists

• Test ACH debit list including Shares and reinvestment code

• Test ACH credit list and secondary address list

Final Conversion Services	• Full audit extracts	• Separate exchange lists for each class
	• Full registered list opened and closed	• Full transactions list
	• Certificate stop list	• ACH Debit including Shares and reinvestment code*

	• Certificate legend list	• ACH Credit list and secondary address list*

	• RPO Accounts	• Parallel processing for more than 4 days (each additional day is considered one extended service)

• End of year tax report*

• Parallel processing for up to 4 days

• Communications with new agent as applicable

• 1099D detailed report*

• 1042S detailed report*

• 90 day check file*
Post Conversion Services	• Certification letter	• Not applicable
• Due Diligence statement
• 3 months post conversion

• Check extract files

• Check reports

• Check reports and extracts to CDs

• Communications with new agent as applicable

*	Not applicable to terminations for non-dividend payers.

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FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES

between

Each of the Invesco Closed-End Investment Companies

Listed on Schedule A to the Agreement

and

COMPUTERSHARE INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

This Fee and Service Schedule (“Schedule”) is by and between Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (“Trust Company”) (collectively, “Agent”) and each of the Invesco closed-end investment companies listed on Schedule A to the Agreement (each such investment company, a “Fund”), whereby Agent, Computershare, or Trust Company, as applicable, will perform the following services for Fund. This Schedule is an attachment to the Agreement. Terms used, but not otherwise defined in this Schedule, shall have the same meaning as those terms in the Agreement.

1. TERM

The fees set forth in this Schedule shall be effective for a period of five (5) years, commencing from the effective date of October 1, 2016 (“Initial Term”). Unless a new fee schedule is agreed upon prior to a Renewal Term, provided that service mix and volumes remain constant, the fees listed in the Schedule shall be increased by the accumulated change in the National Employment Cost Index for Service Producing Industries (Finance and Insurance) for the preceding years of the expiring term, as published by the Bureau of Labor Statistics of the United States Department of Labor. Fees will be increased on this basis for each successive Renewal Term.

2. FEES

Ongoing Account Management*

This fee covers the administration of the services listed in Section 3, except as noted otherwise. Expenses associated with providing these services will be charged separately.

$19,874.96	Per Month (includes all 14 closed-end funds)

*	The Ongoing Account Management fee will either increase or decrease by $1,419.64 for each Fund that is either added to or terminated from the Agreement. For billing purposes, the number of Funds will be based on the number of Funds at the beginning of each billing period, plus any new Funds added during that period.

Lost Shareholder Search Services

• SEC Electronic Database Search	$2.00 per Account searched

Contact Center Services**

• Daily Usage	$25.00 per Fund, per day

**	The above fee may be changed annually based on, but not limited to Fund growth, call volume and events, and as agreed upon in writing between Agent and Fund, including the effective date of such change. Agent shall provide Fund with documentation to substantiate such change.

3. SERVICES

Administrative Services

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•	Assign relationship manager

Account Maintenance

•	Maintain 1,500 registered Shareholder Accounts per Fund (additional Accounts to be billed at $6.00 each per year)

•	Create new Shareholder Accounts

•	Post and acknowledge address changes

•	Process other routine file maintenance adjustments

•	Post all transactions to the Shareholder file

•	Provide confirmation of authorized and issued capital amounts to Fund, upon request

•	Perform OFAC (Office of Foreign Asset Control) and Patriot Act reporting

•	Obtain tax certifications for companies who are tax resident in the United States

•	If Fund changes its tax residency to a country other than the United States, Fund shall advise Agent. Additional fees may apply under such circumstance.

•	Coordinate the mailing of Funds annual privacy notice to all Shareholders, as requested, at Fund’s expense

Share Issuance

•	Issue, cancel and register Shares (certificate issuances, if applicable, may be subject to Shareholder-paid additional fees)

•	Process transfers as appropriate

•	Replace lost, stolen or destroyed certificates in accordance with UCC guidelines and Agent policy (subject to Shareholder-paid fee and bond premium)

•	Place, maintain and remove stop-transfer notations

Shareholder Communications

•	Provide Fund-specific Shareholder contact number (will be the same number for all Funds)

•	Provide Interactive Voice Response (IVR) 24/7 (subject to system maintenance)

•	Respond to Shareholder inquiries (written, e-mail and web)

•	Record Shareholder calls

•	Scan and image incoming correspondence from Shareholders

Direct Registration System (“DRS”)

•	Register, issue and transfer DRS book-entry Shares

•	Issue DRS statements of holding

•	Provide Shareholders with the ability to sell Shares in accordance with the terms and conditions, including applicable fees, of the DRS Sales Facility

•	Process sales requests within the appropriate timeframe based on the type of service requested, in accordance with the terms of the DRS Sales Facility

•	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the DRS Sales Facility, in accordance with the terms and conditions of the facility

•	Coordinate the mailing of advices to Shareholders

•	Accept and cancel certificated Shares and credit such Shares into a DRS position

Online Access

•	Provide availability to “Issuer Online,” which provides access to Fund and Shareholder information administered by Agent and permits data management including accessing standard reports such as Top 10 - 200 Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range

•	Provide availability to “Investor Center,” which provides Shareholder Account information, transaction capabilities, downloadable forms and FAQs

•	Provide on-demand reporting to allow Fund to generate non-standard reports at Agent’s standard fee for such reports

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Dividend Services

•	Receive full funding one day prior to payable date by 11:00 a.m., Eastern Time via Federal Funds Wire.

•	Coordinate the mailing of dividends as agreed upon by the parties with an additional enclosure with each dividend check

•	Prepare and file federal information returns (Form 1099) of dividends paid in a year

•	Prepare and file state information returns of dividends paid in a year to Shareholders resident within such state

•	Prepare and file annual withholding return (Form 1042) and payments to the government of income taxes withheld from non-resident aliens

•	Coordinate the mailing of Form 1099 to Shareholders

•	Coordinate the email notification to Shareholders of the online availability of Form 1099

•	Replace lost dividend checks

•	Reconcile paid and outstanding checks

•	Code “undeliverable” Accounts to suppress mailing dividend checks to same

•	Keep records of accumulated uncashed dividends

•	Withhold tax from Shareholder Accounts as required by United States government regulations

•	Reconcile and report taxes withheld, including additional Form 1099 reporting requirements, to the Internal Revenue Service

•	Mail to new Accounts who have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding

•	Perform Shareholder file adjustments to reflect certification of Accounts

•	If Fund is not tax resident in the United States, Fund shall advise Agent. Dividend withholding tax services are subject to additional fees

•	Track and mail notices to “unresponsive payees” as required by SEC Rule 17Ad-17, and replace checks as requested by unresponsive payees

Automated Clearing House (ACH) Services

•	Review data for accuracy and completeness

•	Mail cure letter to Shareholders with incomplete information

•	Code Accounts for ACH and perform pre-note test

•	Identify rejected ACH transmissions, mail dividend check and explanation letter to Shareholders with rejected transmissions

•	Respond to Shareholder inquiries concerning the ACH Program

•	Calculate the Share breakdown for ACH vs. other dividend payments and notify Fund of funding amount for ACH transmissions and other payable date funds

•	Credit ACH designated bank accounts automatically on dividend payable date

•	Maintain ACH participant file, including coding new ACH Accounts

•	Process termination requests

•	Keep adequate records including retention of ACH documents

Investment Plan Services

•	Maintain Plan Accounts and establish new participant Accounts

•	As requested, invest dividend monies and optional cash purchases per the Plan document

•	Coordinate the distribution of statements and/or transaction advices to Plan participants when activity occurs

•	Coordinate an email notification to requesting Plan participants of the online availability of their Plan statements

•	Process automatic investments

•	Process termination and withdrawal requests

•	Provide Plan participants with the ability to sell Shares in accordance with the terms of the Plan

•	Process sale requests within the appropriate timeframe based on the type of service requested and the stipulations of the Plan

3

•	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the Plan Sales Facility, in accordance with the terms and conditions of the Plan

•	Issue the proper tax forms and perform the required reporting to the IRS

•	Accept and cancel certificated Shares and credit such Shares in book-entry form into the Plan

•	Coordinate the mailing of Form 1099 to participants, including Plan participants and perform related filings with the IRS

•	Supply summary reports for each reinvestment/investment to client if requested

International Currency Exchange Services

•	Allow Shareholders to elect to receive sale proceeds, dividend payments and other payment types in foreign currencies (subject to certain geographic restrictions) by check or by electronic funds transfer in accordance with Agent’s guidelines (fees paid by Shareholders)

Annual Meeting Services (includes one annual meeting per year, excludes annual meetings conducted through consent)

•	Provide a proxy record date list; includes Shareholder name, address and Share amount (additional fees assessed for paper requests or other file delivery mechanisms)

•	Address proxy cards for all registered Shareholders

•	Coordinate the mailing of the proxy package

•	Receive, open and examine returned paper proxies

•	Tabulate returned paper proxies

•	Provide Fund with a vote status

•	Attend Annual Meeting as Inspector of Election when Agent is the proxy tabulator (travel expenses billed as incurred)

•	Prepare a final voted/unvoted list

•	Coordinate the return/destruction of excess materials

Direct Filing of Unclaimed Property

•	Coordinate the mailing of due diligence notices to all qualifying Shareholder Accounts as defined by the state filing matrix

•	Process responses to due diligence notices and re-issue uncashed checks to Shareholders as applicable

•	Prepare and file required preliminary and final unclaimed property reports

•	Prepare and file checks/wires for each state covering unclaimed funds as per state requirements

•	Issue and file stock/stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying Share positions

•	Retain, as required by law or otherwise, records of property escheated to the states and respond, after appropriate research, to Shareholder inquiries relating to same

Lost Shareholder Search Services

•	Identify Accounts eligible for SEC Mandated Searches

•	Perform electronic database searches in accordance with SEC requirements

•	Update new addresses provided by search firm

•	Send verification form to Shareholder to validate address

•	Reissue unclaimed property held to Shareholders upon receipt of signed verification form

Contact Center Services

•

When required and upon not less than one hour’s notice from any of the designated representatives set forth in the attached Schedule A (“Designated Representatives”), Fund shall have use of Agent’s standard call center services (“Contact Center Services”) and call center personnel, for a period of no more than forty-eight hours (the “Prescribed Period”) beginning at 9:00AM EST to 5:00 PM EST. Following the expiration of the Prescribed Period and/or notification from a Designated Representative prior to the expiration of the Prescribed Period, Agent will discontinue the Contact Center Services. Contact Center Services required

4

beyond the Prescribed Period will require Fund to make another request for Contact Center Services.

•	The notification of commencement of Contact Center Services shall be delivered by one of the Designated Representatives no less than one hour prior to the time of commencement of Contact Center Services. If notice is provided during non-business hours or on a weekend or holiday, Contact Center Services shall commence one hour from the commencement of the next business day.

•	If, in the event Fund requires use of Agent’s contact center personnel beyond the Prescribed Period, Fund will provide notice of such extension five hours in advance.

•	Fund will route calls from their Houston call center to the Agent’s call center where they will be answered by Agent’s personnel. Agent’s personnel will also be responsible for manually logging calls that will require written correspondence and/or return calls from Fund.

•	Upon notification from a Designated Representative, Agent will assign at least 2 full time employees to answer Fund Shareholder calls. Agent will provide one of the Designated Representatives with a report, upon request, that will provide total calls which will include the following: IVR Calls, CSR Calls, Abandoned Calls, Average Speed of Answer (ASA) and any CSR call that could not be resolved at the point of contact. Agent will provide additional resources, if available and when warranted, to assist in managing call volumes and a reasonable average speed of answer (ASA) as compared to the existing level of service currently provided internally by Fund.

•	Fund will provide Agent with a list of current events and Fund specific information to assist in point of contact resolution. Agent employees will have a split skill set which will allow them to answer calls for other Agent customers in addition to dedicated Fund telephone calls.

4. Expenses

Fund will be responsible for expenses associated with the Services listed in Section 3 of this Schedule, as applicable, including but not limited to, charges for print/mail (paper, imaging, enclosing, envelopes, sorting, delivery/postage), eDelivery, and DTC transactions. Such expenses will be billed to Company with no mark up by Agent.

Postage expenses in excess of $5,000 for Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $5,000 will be billed as incurred.

5. Billing Definition of Number of Accounts

For billing purposes, the number of Accounts will be based on open Accounts on file at the beginning of each billing period, plus any new Accounts added during that period. An open Account shall mean the Account of each Shareholder which Account shall hold any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

6. Additional Services and Fees

Fund will be responsible for payment for services not specifically listed in Section 3 but related to the services listed in Section 3 of this Schedule or in the Agreement, as applicable based on usage, including but not limited to, record retention, telephone line charges, RPO re-mails, courier services, freight, NCOA searches, exchange and broker fees, online knowledge-based authentication for Investor Center users, Investor Center PIN letters, certificate mailing, and responses to subpoenas.

Services such as the payment of a stock dividend, a stock split, a corporate reorganization, mass issuance, or an unvested stock program; audit services; regulatory reports; services provided to a vendor of Fund; services related to special meetings; Notice and Access Services; or any services associated with a special project are subject to additional fees.

5

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Schedule shall not be a part of the Services and may be subject to additional fees.

Fund will be responsible for overtime charges assessed in the event of a late delivery to Agent of Fund material for mailings to Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases.

6

In WITNESS WHEREOF, each of the parties hereto has caused this Schedule to be executed by one of its officers thereunto duly authorized, all as of the effective date hereof.

Computershare Inc. and Computershare Trust Company, N. A. On Behalf of Both Entities:		On behalf of each of the Invesco closed-end investment companies listed on Schedule A to the Agreement

By:	/s/ Dennis V. Moccia	By:	/s/ John M. Zerr
Name: Dennis V. Moccia		Name	John M. Zerr
Title: Manager, Contract Administration		Title:	Senior Vice President

[SIGNATURE PAGE TO FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES]

7

Schedule A

Designated Representatives

The following persons, presently and until Agent is advised to the contrary are deemed “Designated Representatives” for the purposes of Contact Center Services notifications. This list of Designated Representatives is subject to amendments for time to time by written notice from Fund.

DESIGNATED REPRESENTATIVES

Fund Associate	Title	Phone	Email

AGENT REPRESENTATIVES

Agent Associate	Title	Phone	Email
Christopher Brown	Senior Account Manager	(781) 575-2973	christopher.brown@computershare.com

Tyler Haynes	Manager	(781) 575-2560	tyler.haynes@computershare.com

James McPartlin	Manager	(781) 575-2797	james.mcpartlin@computershare.com

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